Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of October 31, 2012 (the “Effective Date”), by and between Wynn Resorts, Limited (“Employer”) and Marc D. Schorr (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of March 4, 2008 (the “Agreement”), as amended; and

WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1.	Amendments.

a.	Section 6 of the Agreement is hereby amended as of the Effective Date to read as follows:

“6. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall commence as of the Effective Date of this Agreement and shall terminate as of December 31, 2016 at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Paragraphs 10 and 11. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.”

b.	Section 8(a) of the Agreement is hereby amended as of the Effective Date to read as follows:

“8(a) BASE SALARY. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Two Million One Hundred Thousand Dollars ($2,100,000) per annum, payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer (the “Base Salary”). Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Subparagraphs 8(b) through (f) of this Agreement. Employee’s Base Salary shall be subject to merit review by Employer’s Board of Directors from time to time and may be increased, but not decreased, as a result of any such review.

2.	Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be effective as of the date first written above .

WYNN RESORTS, LIMITED		EMPLOYEE

By:	/s/ Stephen A. Wynn	/s/ Marc D. Schorr
	Stephen A. Wynn	Marc D. Schorr
Chief Executive Officer

Execution Date: 2/27/2013